February 11, 2015

RAVE Restaurant Group, Inc. Reports Second Quarter of
Fiscal Year 2015 Financial Results

THE COLONY, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the second quarter of fiscal 2015 ended December 28, 2014.

Second Quarter Highlights:

•	Pizza Inn domestic comparable store retail sales increased 6.4% from the same period of the prior year.
•	Pie Five comparable store retail sales increased 16.9% year over year.
•	Pie Five system-wide total retail sales increased 118%, and average weekly sales increased 31.6%, year over year.
•	Total consolidated revenue increased 11.0% year over year.
•	Net loss of $0.4 million was similar to the same quarter of the prior year.
•	Adjusted EBITDA increased by $0.2 million over the same quarter of the prior year.
•	Seven additional Pie Five restaurants opened during the quarter bringing the total Pie Five restaurants open at the end of the quarter to 31.
•	Pie Five signed four additional franchisees with commitments to build up to 72 restaurants in five states.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its second quarter of fiscal 2015 ended December 28, 2014.  The Company’s net loss of $0.4 million in the second quarter was similar to the comparable period in the prior fiscal year.  Year-to-date net loss improved by $0.1 million to a net loss of $0.7 million, while Adjusted EBITDA for the first six months improved by $0.4 million to a profit of $0.1 million.

“The first half of our fiscal year was critical to establishing our growth foundation,” said Randy Gier, CEO.  “Pizza Inn recorded its third consecutive quarter of positive comp sales, reflecting a clear stabilization of our legacy brand.  Pie Five continues to report double digit comps, while we invest resources to open new Company and franchisee restaurants,” added Gier.

Second Quarter Fiscal 2015 Operating Results

Total revenues for the second quarter of fiscal 2015 and the comparable prior year quarter were $11.1 million and $10.0 million, respectively, an increase of 11.0% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.

Pizza Inn domestic comparable store retail sales increased 6.4% from the same period in the prior year.  “We are pleased with the growth of the Pizza Inn brand, resulting from focused improvement of ingredient qualities, cooperative marketing programs and store remodeling,” said Gier.  “Importantly, our momentum is continuing into the current quarter as a result of close cooperation with our franchisees around key sales and operations initiatives.”

For Pie Five, system-wide retail sales increased 118% for the second quarter of fiscal 2015 when compared to the same period in the prior year driven by a 62.5% increase in average units open and a 31.6% increase in the system-wide average weekly sales.  Average weekly sales by $3,543 to $14,759 for the second quarter of fiscal 2015 compared to the same period of the prior year.  Comparable store retail sales, which is reported for restaurants open 18 months or longer during the quarter, increased by 16.9% for the most recent fiscal quarter compared to the same period in the prior year.  The increase in average weekly sales was due to both the strong sales increase in existing Company-owned restaurants and higher than average sales levels of newer franchised and Company-owned restaurants.

“The story continues for Pie Five,” said Gier, “We continue to see both strong comps and steady improvement in average weekly volumes.  Consumers continue to embrace the concept and increase their visit frequency. We continue to refine our real estate selection and deliver stronger new store opening support.  Our ability to simultaneously grow both comparable store retail sales and average unit volumes is a testament to a sustainable, expandable investment model for ourselves and our franchisees,“ concluded Gier.

For the second quarter of fiscal 2015, revenue from the Franchising and Food and Supply Distribution segment increased $0.6 million, or 7.3%.

Second quarter revenues from the Company-owned Restaurants segment increased $0.5 million, or 23.5%, compared to the prior year. This increase was primarily the net result of an increase in comparable store retail sales.

Development Review

Seven new Pie Five restaurants were opened by the Company and franchisees in the second quarter fiscal 2015, bringing the fiscal quarter-end total to 31 restaurants.  In the Pizza Inn system, franchisees opened 3 new restaurants for the quarter while closing 2 restaurants, ending the fiscal quarter at 252 total Pizza Inn Company-owned and franchised restaurants worldwide.

“We are on track with our development plans to aggressively, but intelligently, expand the Pie Five brand,” said Gier.  “Given the current leases executed for new Company-owned and franchised restaurants and the pipeline of new potential sites, we expect to end the 2015 fiscal year with 60 to 65 total restaurants open in the Pie Five system, which includes an estimated 25 to 28 total Company-owned restaurants.”

“Since the start of the current third fiscal quarter, we have already opened an additional two Company-owned and three franchised restaurants.  While construction is never an exact science, we are on track to open high quality sites within our targeted range for the year,” added Gier.

During the second quarter of fiscal 2015, the Company signed four new franchise development agreements to develop up to 72 additional Pie Five restaurants in Michigan, Wisconsin, Colorado, Indiana and Kentucky.  The Company currently has Pie Five franchise restaurant development commitments for a total of up to 329 restaurants.

Gier continued, “We are pleased that our pipeline of new restaurants is coming to fruition.  We have been selective in bringing on high quality, experienced franchise operators, and diligent in holding out for high quality sites to open Pie Five Company-owned and franchised restaurants.”

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, impairment, gain/loss on sale of assets, lease charges and costs related to closed restaurants.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Headquartered in the Dallas suburb of The Colony, TX, RAVE Restaurant Group, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, RAVE Restaurant Group, Inc. owns and franchises approximately 280 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverestaurantgroup.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013

REVENUES:	$11,127	$10,028	$22,434	$20,095

COSTS AND EXPENSES:
Cost of sales	9,534	8,445	19,148	17,119
General and administrative expenses	1,215	1,135	2,324	2,151
Franchise expenses	750	806	1,465	1,473
Pre-opening expenses	136	70	172	156
Bad debt	12	65	92	110
Interest expense	3	36	109	79
	11,650	10,557	23,310	21,088

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(523)	(529)	(876)	(993)
Income tax benefit	(167)	(180)	(282)	(334)
LOSS FROM CONTINUING OPERATIONS	(356)	(349)	(594)	(659)

Loss from discontinued operations, net of taxes	(43)	(48)	(70)	(89)
NET LOSS	$(399)	$(397)	$(664)	$(748)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.04)	$(0.04)	$(0.06)	$(0.08)
Loss from discontinued operations	-	(0.01)	(0.01)	(0.01)
Net loss	$(0.04)	$(0.05)	$(0.07)	$(0.09)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.04)	$(0.04)	$(0.06)	$(0.07)
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net loss	$(0.04)	$(0.04)	$(0.07)	$(0.08)

Weighted average common shares outstanding - basic	9,393	8,615	9,392	8,510

Weighted average common and
potential dilutive common shares outstanding	9,895	9,246	9,905	9,115

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 28,	June 29,
ASSETS	2014 (unaudited)	2014

CURRENT ASSETS
Cash and cash equivalents	$2,189	$2,796
Accounts receivable, less allowance for bad debts
accounts of $259 and $276, respectively	2,751	3,276
Notes receivable	88	81
Inventories	1,444	1,703
Income tax receivable	384	386
Deferred income tax assets	1,010	951
Prepaid expenses and other	679	173
Total current assets	8,545	9,366

LONG-TERM ASSETS
Property, plant and equipment, net	6,014	5,133
Long-term notes receivable	125	134
Long-term deferred tax asset	1,220	939
Deposits and other	268	396
Total assets	$16,172	$15,968

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,233	$2,023
Accrued expenses	976	926
Deferred rent	143	163
Deferred revenues	328	177
Bank debt	-	500
Total current liabilities	2,680	3,789

LONG-TERM LIABILITIES
Bank debt, net of current portion	-	267
Deferred rent, net of current portion	904	822
Deferred revenues, net of current portion	1,154	791
Deferred gain on sale of property	21	34
Other long-term liabilities	30	23
Total liabilities	4,789	5,726

COMMITMENTS AND CONTINGENCIES (See Note 3)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 16,573,335 and 16,240,412 shares, respectively;
outstanding 9,453,935 and 9,121,012 shares, respectively	166	162
Additional paid-in capital	17,706	15,905
Retained earnings	18,147	18,811
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	11,383	10,242
	$16,172	$15,968

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	December 28,	December 29,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(664)	$(748)
Adjustments to reconcile net loss to
cash (used in) provided by operating activities:
Depreciation and amortization	741	687
Stock compensation expense	53	30
Deferred income taxes	(340)	(388)
Gain on sale of assets	-	(40)
Provision for bad debt	92	110
Changes in operating assets and liabilities:
Notes and accounts receivable	438	(526)
Inventories	259	249
Accounts payable - trade	(790)	465
Accrued expenses	58	111
Deferred revenue	501	263
Prepaid expenses and other	(376)	(26)
Cash (used in) provided by operating activities	(28)	187

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	-	40
Capital expenditures	(1,564)	(1,873)
Cash used in investing activities	(1,564)	(1,833)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	1,752	2,625
Repayments of bank debt	(767)	(1,019)
Cash provided by financing activities	985	1,606

Net decrease in cash and cash equivalents	(607)	(40)
Cash and cash equivalents, beginning of period	2,796	919
Cash and cash equivalents, end of period	$2,189	$879

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$12	$79
Income taxes - net	$-	$1

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Net loss	$(399)	$(397)	$(664)	$(748)
Interest expense	3	36	109	79
Income Taxes--Continuing Operations	(167)	(180)	(282)	(334)
Income Taxes--Discontinued Operations	(19)	(25)	(34)	(47)
Depreciation and amortization	365	322	741	687
EBITDA	$(217)	$(244)	$(130)	$(363)
Stock compensation expense	30	15	53	30
Pre-opening costs	120	65	134	143
Asset disposals, closure costs and restaurant impairment	43	(70)	70	(64)
Adjusted EBITDA	$(24)	$(234)	$127	$(254)